MSH Enterprises Corp.



Profit and Loss

December 8-31, 2022





TOTAL

Income

Amazon Sales





19,779.05

Cash Rewards and Other income



413.20

PayPal Sales



2,487.25

Sales



12,709.35

Total Income



$35,388.85

Cost of Goods Sold Amazon Fees





8,661.57

Food Purchases



4,783.24

Postage



329.99

Rub Purchases



6,074.33

Total Cost of Goods Sold



$19,849.13

GROSS PROFIT



$15,539.72

Expenses Contract labor





14,530.72

Insurance



-17.87

Legal & accounting services



2,510.00

Marketing and Advertisement



4,205.05

Meals



-145.19

Merchant Services Fees



2,036.88

Office expenses



319.36

PayPalFees



108.35

Total Expenses



$23,547.30

NET OPERATING INCOME



$-8,007.58

Other Expenses Vehicle expenses





3,344.88

Total Other Expenses



$3,344.88

NET OTHER INCOME



$-3,344.88

NET INCOME



$ -11,352.46






MSH Enterprises Corp.

Balance Sheet

As of December 31, 2022




TOTAL


ASSETS

Current Assets

Bank Accounts



Amazon Seller Account

3,805.92

BoA Checking- 5281

10,672.41

PayPal Bank

354.98

Total Bank Accounts

$14,833.31

Accounts Receivable



Accounts Receivable (AIR)

0.00

Total Accounts Receivable

$0.00

Other Current Assets



Inventory

15,000.00

Payments to deposit

o.oo

Total Other Current Assets

$15,000.00

Total Current Assets

$29,833.31

TOTAL ASSETS

$29,833.31

LIABILITIES AND EQUITY



Liabilities

Current Liabilities



Credit Cards



BoA CORP CC - 7955

-48,171.82

BoACC-3883

66,948.99

Total BoA CORP CC - 7955

1a,1n.11

Chase CC -5881

50,621.57

Total Credit Cards

$69,398.74

Other Current Liabilities



Loan from Owner

202,908.99

Total Olher Current Liabilities

$202,908.99

Total Current Liabilities

$272,307.73

Total Liabilities

$272,307.73

Equity



Owner's draws

-15,128.87

Retained Earnings

-133,478.91

Net Income

-93,866.64

Total Equity

$ -242,474.42

TOTAL LIABILITIES AND EQUITY

$29,833.31